CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-254677, 333-238741, 333-233899, 333-231432, 333-229203 and 333-229428) and the Registration Statement on Form S-8 (No. 333-237876) of our report dated July 2, 2021 (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Alkaline Water Company Inc.'s ability to continue as a going concern), relating to our audit of the consolidated financial statements of The Alkaline Water Company Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2021.

/s/ Prager Metis LLC

Basking Ridge, New Jersey

July 2, 2021